Filed pursuant to Rule 433
Registration Statement No. 333-170390
September 8, 2011
Calumet Specialty Products Partners, L.P.
Term Sheet

Issuer	Calumet Specialty Products Partners, L.P. (Nasdaq: CLMT)

Offering Size	11,000,000 common units representing limited partner interests (plus 30-day option to purchase up to 1,650,000 common units)

Offering Price	$18.00 per unit

Underwriters	Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Credit Suisse Securities (USA) LLC
RBC Capital Markets, LLC
Oppenheimer & Co. Inc.

Stabilizing Transactions	Prior to purchasing the common units being offered pursuant to the prospectus supplement, on September 8, 2011, one of the underwriters purchased, on behalf of the syndicate, 414,667 common units at an average price of $18.09 per unit in stabilizing transactions.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866-500-5408.